Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

Banco BBVA Argentina S.A.:

We consent to the incorporation by reference in the registration statement No. 333-219100 on Form F-3 of Banco BBVA Argentina S.A. of our reports dated April 27, 2020, with respect to the consolidated statements of financial position of Banco BBVA Argentina S.A. as of December 31, 2019 and 2018, and the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F of Banco BBVA Argentina S.A..

Our report on the consolidated financial statements refers to a change in accounting in 2018 for financial instruments due to the adoption of International Financial Reporting Standard 9, Financial Instruments.

/s/ KPMG

Buenos Aires, Argentina

April 27, 2020